Exhibit 10.17

SECOND AMENDMENT and EXTENSION

to

LETTER OF INTENT

DATED MARCH 1, 2007

by and between

FAGEN, INC.

and

AKRON RIVERVIEW CORN PROCESSORS, LLC

This Second Amendment and Extension is entered into this 9th day of November, 2007, by and between Fagen, Inc., a Minnesota Corporation (“Fagen”) and Akron Riverview Corn Processors, LLC, an Iowa Limited Liability Company (“Owner”).

The parties entered into a Letter of Intent dated March 1, 2007 and an Amendment to the Letter of Intent on May 10, 2007 (collectively the “LOI”), and hereby agree to the additional amendments and extension of the LOI as set forth below.

Notwithstanding anything to the contrary contained in the LOI between the parties hereto, and in consideration of the mutual promises, covenants, and conditions contained in the LOI and contained herein, and for other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree that the terms and conditions of this Second Amendment and Extension shall prevail.

The parties hereto agree as follows:

1.             The Letter of Intent shall be extended to June 1, 2008.  The second sentence in the second paragraph of page 1 shall be stricken and replaced to reflect this extension as follows:

“The Parties agree that Transaction Documents must be executed and delivered by the parties thereto no later than June 1, 2008 (the “Closing Date”) or this Letter of Intent will terminate by its terms in accordance with Paragraph 11(a) hereof.”

2.             Paragraph 2 provides the Contract Price.  The parties hereby agree that the adjusted Contract Price as provided in Paragraph 2 shall not exceed the then current Fagen contract price of a 100 million gallon plant on the date that the Notice to Proceed is issued.  The introductory paragraph in Paragraph 2 shall be stricken and replaced as follows:

Contract Price.  Owner shall pay Fagen One Hundred Thirty-Four Million Seventy-Four Thousand Fifty Dollars ($134,074,050) (the “Contract Price”) as full consideration to Fagen for complete performance of the services described in the Design-Build Agreement and all costs incurred in connection therewith.  The Contract Price is based upon Fagen’s standard plant design and shall be subject to adjustments to reflect any deviations from standard design requested by Owner.  The Contract Price shall be subject to the following adjustments, but in no event shall the total Contract Price plus adjustments, less Owner’s deviation from standard design, be in excess of the stated current price which Fagen is providing to customers to build a 100 million gallon facility on the date the Notice to Proceed is issued:

3.             Paragraph 2(c) provides a maximum total percentage adjustment of 6%.  This maximum adjustment shall be removed; therefore Paragraph 2(c) shall be stricken and replaced as follows:

2(c)                            Due to rapidly accelerating costs of certain specialty materials required for Plant Construction, in addition to any adjustment provided for in Paragraph 2(b) hereof, Fagen shall also add a surcharge to the Contract Price of one half of one percent (0.50%) for each calendar month that has passed between January 2007 and the month in which a valid Notice to Proceed is given to Fagen. By way of example, if a valid Notice to Proceed is given ten (10) months after January 2007 and the CCI has increased two percent (2%) over such period of time, the total adjustment to the Contract Price shall be two percent (2%) in accordance with Paragraph 2(b) plus one half of one percent (0.50%) for each of the ten (10) months from January 2007 to the delivery of a valid Notice to Proceed in accordance with this paragraph, for a total adjustment of seven percent (7%).

4.             Paragraph 3(m)(9) of the LOI provides the date upon which Owner must fulfill the requirements for the issuance of the Notice to Proceed.  The parties agree that this date shall be extended to June 1, 2008; therefore Paragraph 3(m)(9) shall be stricken and replaced as follows:

3(m)(9)                       Fagen has provided Owner written notification of its acceptance of the Notice to Proceed, provided that Fagen shall not be required to accept the Notice to Proceed prior to June 1, 2008.   If Owner has not fulfilled its requirements for the issuance of a Notice to Proceed as set forth in this Paragraph 3(m) by the date referenced in item number 9 in this Paragraph, Fagen may, at its sole option, terminate the Design-Build Agreement, thus releasing Fagen of all obligations.

5.             Paragraph 11 shall be stricken and replaced as follows to reflect the extension of the LOI to June 1, 2008:

Termination.  This Letter of Intent will terminate on June 1, 2008 unless the basic size and design of the Plant have been determined and mutually agreed upon, a specific site or sites have been determined and mutually agreed upon, and at least 10% of the necessary equity has been raised.  This date may be extended upon mutual written agreement of the Parties.  Furthermore, unless otherwise agreed to by the Parties, this Letter of Intent will terminate:

(a)                                  at the option of either Fagen or Owner if the Design-Build Agreement is not completed and executed by the Closing Date; or

(b)                                 upon the execution and delivery of the Transaction Documents.

The other provisions of the LOI shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment and Extension on the date set forth above.

FAGEN, INC.		AKRON RIVERVIEW CORN
PROCESSORS, LLC

By:	/s/ Ron Fagen	By:	/s/ Stephen G. Roe
Title	CEO & President	Title	President